UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2022

Creatd, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-39500	87-0645394
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2050 Center Avenue, Suite 640

Fort Lee, NJ 07024

(Address of principal executive offices)

(201) 258-3770

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	CRTD	The Nasdaq Stock Market LLC

Common Stock Purchase Warrants	CRTDW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

Executive Separation Agreement

On September 2, 2022 (the “Effective Date”), Creatd, Inc., a Nevada Corporation (the “Company”), entered into an Executive Separation Agreement (the “Agreement”), with Laurie Weisberg (the “Executive”), the Company’s Chief Executive Officer and member of the Board of Directors (the “Board”), setting forth the terms and conditions related to the Executive’s resignation for good reason as Chief Executive Officer, Director and any other positions held with the Company or any subsidiary.

Pursuant to the Agreement, the Executive has agreed to return all Company files, property and access information to the Company and the Company will pay to the severance in the aggregate amount of $475,000 (the “Severance Amount”), payable as follows: (i) 1/24 of the Severance Amount will be paid to Executive on each of September 15, 2022, October 1, 2022 and November 1, 2022, respectively; (ii) 1/8 of the Severance Amount will be paid to Executive on each of December 1, 2022, January 1, 2023 and February 1, 2023, respectively; (iii) 1/4 of the Severance Amount will be paid to Executive on April 1, 2023; and (iv) the balance of the Severance Amount will be paid to Executive on May 1, 2023. The Company has executed and delivered a Confession of Judgment concerning the Severance Amount, which is being held in escrow pending satisfaction of payment of the Severance Amount.

Under the Agreement, all unvested and/or outstanding stock options held by Executive as of the Effective Date that are not subject to metric based vesting shall automatically and fully vest as of the Effective Date. The Executive shall continue to hold all unvested and/or outstanding stock options held by Executive as of the Effective Date that are subject to metric based vesting (the “Metric Based Vesting Options”) and such Metric Based Vesting Options shall vest in accordance with their respective original terms.

Additionally, the Agreement contains mutual releases from the Executive and the Company.

Item 1.01 of this Current Report on Form 8-K contains only a brief description of the material terms of the Agreement and does not purport to be a complete description of the rights and obligations of the parties thereunder, and such description is qualified in its entirety by reference to the full text of the forms of the Agreement. The Company will file the complete Agreement as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter that will end on September 30, 2022.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Item 1.01 is hereby incorporated by reference.

Resignation of Chief Executive Officer and Director

As previously disclosed, on August 9, 2022, the Executive notified the Company of her intention to resign from the positions of Chief Executive Officer, director, and any other positions held with the Company or any of its subsidiaries, regardless of whether Ms. Weisberg had been appointed, with such resignations to become effective following further discussion. Such resignation became effective on September 2, 2022, pursuant to the execution and delivery of the Agreement. The Executive’s resignations occurred in connection with what the Executive believed to be “good reason” as defined in the Executive’s employment agreement, and the Company has entered into the Agreement to fully and finally resolve any potential claims related thereto.

Appointment of Chief Executive Officer

As previously disclosed, the Board determined to appoint Jeremy Frommer, Executive Chairman, as Chief Executive Officer upon the effectiveness of Executive’s resignation. Accordingly, on September 2, 2022, Jeremy Frommer was appointed Chief Executive Officer.

Jeremy Frommer, age 54, was appointed Executive Chairman in February 2022 and has been a member of the Company’s board of directors since February 2016. Previously, he served as the Company’s Chief Executive Officer from February 2016 to August 2021, and Co-Chief Executive Officer from August 2021 to February 2022. Mr. Frommer has over 20 years of experience in the financial technology industry. Additionally, Mr. Frommer previously held key leadership roles in the investment banking and trading divisions of large financial institutions.

Appointment of Director

As previously disclosed, the Board determined to appoint Justin Maury, President and Chief Operating Officer, to the Board upon the effectiveness of Executive’s resignation. Accordingly, on September 2, 2022, Justin Maury was appointed to the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CREATD, INC.

Date: September 9, 2022	By:	/s/ Jeremy Frommer
	Name:	Jeremy Frommer
	Title:	Chief Executive Officer

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